Exhibit 99.2

April 1, 2008

Dear Shareholder,

On March 31, 2008, Thornburg Mortgage, Inc. announced the completion of an offering to raise $1.35 billion from the sale of senior subordinated secured notes, warrants to purchase common stock and a participation in certain mortgage-related assets. We have received $1.15 billion of the proceeds from the offering. We will receive the remaining escrowed $200 million of the offering proceeds upon the successful completion of a tender offer for our preferred stock, as described below.

We intend to use the proceeds to meet all currently outstanding margin calls from our reverse repurchase agreement and auction swap counterparties, to create a liquidity fund in order to provide a cushion to protect against further deterioration of mortgage securities prices, to pay off deficiency claims and for general working capital enabling us to refocus on our loan origination and securitization activities.

These senior subordinated secured notes have an initial annual interest rate of 18%, which will be lowered to 12% upon shareholder approval of an increase in the number of authorized shares of capital stock that we may issue to 4 billion shares and the successful completion of a tender offer for our preferred stock, as described below. These notes are scheduled to mature on March 31, 2015. Each purchaser of these notes also received initial detachable warrants to purchase shares of common stock, which are exercisable at a price of $0.01 per share. These warrants, in the aggregate, will be equal to approximately 39.6% of the currently outstanding fully diluted shares of the company upon issuance. We sold $1.15 billion aggregate principal amount of the notes and the detachable warrants for an aggregate purchase price of $1.05 billion.

We will conduct a tender offer for all of our outstanding preferred stock at a price of $5 per $25 of liquidation value, plus, upon shareholder approval of additional authorized shares, warrants to purchase an aggregate of 5% of our common stock outstanding on a fully diluted basis or, if shareholder approval is not obtained, alternative consideration. To the extent that the remaining escrowed $200 million are not used to purchase the preferred shares that are tendered, unused escrowed funds will be returned to the investors.

In addition, we and the investors in the new notes have entered into a 7-year Principal Participation Agreement whereby the investors have paid us $100 million and, in return, the investors will receive monthly payments in the amount of the principal payments received on our portfolio of mortgage securities after deducting principal payments due under the financing agreements that relate to such assets. Investors will be entitled to receive these payments beginning March 16, 2009, after the expiration of the Override Agreement, through March 31, 2015, the maturity date of the Principal Participation Agreement. At the maturity date of the Principal Participation Agreement, the investors will receive the fair market value of the collateral after deducting the then outstanding balances of the financings that relate to such collateral.

The Principal Participation Agreement may be terminated before the 7th year anniversary, at our option, upon the occurrence of shareholder approval to increase the number of authorized shares, the purchase by us of at least 90% of the outstanding preferred stock in the tender offer described above and the issuance of the additional warrants due to note investors described below.

Upon approval of our shareholders of an increase in the number of authorized shares of capital stock, the purchase by us of at least 90% of the outstanding preferred stock in the tender offer described above and termination of the Principal Participation Agreement described above, those investors who are participants in the Principal Participation Agreement and those who have subscribed to the escrow fund will then receive additional warrants such that the additional warrants, together with the initial detachable warrants will be exercisable for shares of common stock that constitute 87.8% of fully diluted shares outstanding. If warrants are not issued in the tender offer, the initial and additional warrants would constitute 90% rather than 87.8% of the fully diluted shares outstanding. Upon the occurrence of these events, the investors will receive up to an additional $200 million aggregate principal amount of senior subordinated secured notes and related detachable warrants to the extent that the escrowed funds are used to fund the tender offer and the annual interest payable on the notes will decrease to 12%.

We are required to seek shareholder approval to amend the company’s charter to increase the number of shares of capital stock to 4 billion shares. We will hold our annual shareholder meeting as promptly as practicable, but no later than June 15, 2008, at which time shareholders will vote on this matter and other amendments to our Articles of Incorporation.

As announced on March 19, 2008, we entered into a 364-day agreement with five of our remaining reverse repurchase agreement counterparties and their affiliates who are providing approximately $5.8 billion of reverse repurchase agreement financing whereby these counterparties have agreed to both a contractual reduction of margin requirements for financing our mortgage securities and a suspension of their rights to invoke further margin calls and related rights under their reverse repurchase agreements, global master securities lending agreements and auction swap agreements with us subject to certain covenants and conditions discussed below. On March 27, 2008, this agreement was amended primarily to extend the deadline through March 31, 2008.

The reverse repurchase agreement counterparties and their affiliates who entered into the override agreement with Thornburg Mortgage include Bear Stearns Investment Products Inc., Citigroup Global Markets Limited, Credit Suisse Securities (USA) LLC, Credit Suisse International, Greenwich Capital Markets Inc., Greenwich Capital Derivatives Inc., The Royal Bank of Scotland Plc, and UBS Securities LLC.

The continued effectiveness of this agreement is contingent upon a variety of factors that are specified in the agreement. The agreement, as amended, required that we raise a minimum of net proceeds of $948 million in new capital, which could take the form of debt or equity financing, which we completed on March 31, 2008. We intend to use a portion of those proceeds to pay reduced but currently unmet margin calls on reverse repurchase agreements and to auction swap providers of $530 million plus deficiency claims of $28.7 million and additional miscellaneous claims estimated to be $30 million. Absent this agreement, we would be obligated to pay additional margin calls of at least $90 million and would also be responsible for meeting any additional margin calls that might have occurred as a result of the continued decline in mortgage securities prices that have occurred since March 5, 2008.

The agreement also requires that we establish and maintain a liquidity fund in the amount of $350 million.

In order to continue to pay down our existing reverse repurchase agreement borrowings, we have agreed to allow the reverse repurchase agreement counterparties who are party to this agreement to capture 100% of the monthly principal payments that they receive on the collateral they are holding plus 20% (or under certain circumstances 30%) of the monthly interest. These funds will be applied to reduce the outstanding balance on these borrowings monthly. Further, we have agreed not to borrow any additional funds in the reverse repurchase agreement market during the term of this agreement.

In order to preserve cash, we have also agreed to suspend our common stock dividend during the term of the agreement, although we can declare a dividend in December 2008, payable in January 2009, of up to 87% of our taxable income for 2008. In addition, we would not be able to pay any preferred dividends if the balance of the liquidity maintenance fund falls below 50% of its required amount for three consecutive months. Please note that we have suspended dividend payments on all outstanding series of preferred stock.

In connection with the agreement, we will also issue to our reverse repurchase agreement counterparties initial warrants to purchase approximately 47 million shares of our common stock at an exercise price of $0.01 per share, exercisable for a period of five years.

We have also agreed to accrue but not pay any incentive management fees to our manager, Thornburg Mortgage Advisory Corporation, so long as this agreement is in effect. Instead, we will use the cash to pay our reverse repurchase agreement counterparties as a way to further reduce outstanding borrowing amounts.

Upon completion of all of the transactions referenced above, existing common shareholders will hold approximately 5.5% of common stock on a fully diluted basis. The company has agreed that, upon clearance of any regulatory matters, certain investors will have the right to designate up to five members of the company’s ten-member board. Five of the company’s current directors, yet to be determined, will resign to make positions available for the directors to be designated by such investors.

After careful consideration of our available options given the continued challenges in the mortgage securities markets, our Board of Directors determined that the override agreement and capital raise, although highly dilutive for existing shareholders, are in the best long-term interest of the company. By placing a one-year moratorium on margin calls and raising the required amount of capital specified in this agreement, we believe we will have the necessary liquidity and staying power to manage through this highly volatile and uncertain mortgage market environment.

The issuance of the warrants in connection with the private placement described above, in connection with the tender offer to be conducted as described above and pursuant to the override agreement as described above would normally require approval of the company’s shareholders in accordance with the shareholder approval policy of the New York Stock Exchange. However, after a careful review of the facts, the members of the audit committee of our board of directors determined that any delay caused by securing shareholder approval prior to the issuance of these securities would seriously jeopardize the financial viability of the company. Pursuant to an exception in the New York Stock Exchange’s shareholder approval policy, our audit committee members approved the company’s omission to seek your approval that would otherwise have been required under that policy.

With a reprieve from margin calls and a stabilized financing platform, the override agreement and the completion of our offering should allow us to return our focus to our core business operations — the origination and securitization of adjustable-rate mortgage loans with superior credit performance. We intend to build on our leadership position in the prime jumbo and super jumbo sector of the mortgage industry.

Sincerely,

Larry Goldstone

President and CEO

In connection with the tender offer, the company will file a tender offer statement on Schedule TO and related documents with the SEC. We urge security holders to read these materials when they become available because they will contain important information which should be read carefully before any decision is made with respect to the offer. When the documents are filed with the SEC, they will be available for free at the SEC’s web site at www.sec.gov and from the company, Suzanne O’Leary Lopez, 505-989-1900. This announcement does not constitute an offer to sell any of the warrants to be issued in the tender offer, which may be made only pursuant to the definitive tender offer documents.